Exhibit G.2

SCHEDULE II

Amended June 23, 2017

to the

CUSTODY AGREEMENT

Dated July 16, 2009 between

ADVISORSHARES TRUST

and

THE BANK OF NEW YORK MELLON

Series of AdvisorShares Trust:

Dorsey Wright ADR ETF

Peritus High Yield ETF

Ranger Equity Bear ETF

Madrona Domestic ETF

Madrona International ETF

Madrona Global Bond ETF

Meidell Tactical ETF

Wilshire Buyback ETF

STAR Global Buy-Write ETF

QAM Equity Hedge ETF

Newfleet Multi-Sector Income ETF

Gartman Gold/Euro ETF

Gartman Gold/Yen ETF

Sage Core Reserves ETF

Treesdale Rising Rates ETF

Market Adaptive Unconstrained Income ETF

Pacific Asset Enhanced Floating Rate ETF

Cornerstone Small Cap ETF

KIM Korea Equity ETF

Focused Equity ETF

New Tech and Media ETF

ADVISORSHARES TRUST

By:

Name:

THE BANK OF NEW YORK MELLON

By:

Name: